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                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                     Exhibit (8)

                                                            October 29, 2001

Wachovia Corporation
One First Union Center
Charlotte, North Carolina 28288

Dear Sirs:

   We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of the $300,000,000 aggregate liquidation amount Floating Rate Capital Securities of Wachovia Capital Trust II (the "Wachovia Trust Securities") and the $100,000,000 aggregate liquidation amount Floating Rate Capital Trust Pass-through Securities, Series A of Central Fidelity Capital Trust I (the "Central Fidelity Trust Securities"). We hereby confirm to you our opinions under the headings "Certain Federal Income Tax Consequences" in the prospectus for the Wachovia Trust Securities and the prospectus for the Central Fidelity Trust Securities (each a "Prospectus"), included in the related Registration Statement on Form S-3 filed by Wachovia Corporation with the Securities and Exchange Commission (the "Registration Statement") on October 29, 2001.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Certain Federal Income Tax Consequences" in each Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL